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                                                                    EXHIBIT 21.1

                     SUBSIDIARIES OF INFINITI SOLUTIONS LTD

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           SUBSIDIARY                   JURISDICTION OF INCORPORATION
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
Viko Technology, Inc.                            California
Automated Technology (Phil.) Inc. (1)            The Philippines
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(1)   The Company owns 100% of the share capital of four British Virgin Island
      ("BVI") companies, called Global Crown Limited, Mayon Capital Limited, Gold Dawn Limited and Finetech International Limited. These four BVI companies, which are dormant subsidiaries and have no operations, own 100% of the share capital of Automated Technology (Phil) Inc.